Exhibit 5.1

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
foley.com

CLIENT/MATTER NUMBER
302280-0354

November 18, 2010

Hanger Orthopedic Group, Inc.

10910 Domain Drive, Suite 300

Austin, TX 78758

Ladies and Gentlemen:

We have acted as counsel for Hanger Orthopedic Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s new 7 1/8% Senior Notes due 2018 (the “New Notes”), which are subject to the Registration Statement, for an equal principal amount of the Company’s outstanding 7 1/8% Senior Notes due 2018, which were issued in transactions not registered under the Securities Act (the “Original Notes”).  The New Notes will be fully and unconditionally guaranteed (the “New Note Guarantees”) by each of the Company’s existing domestic subsidiaries and certain of the Company’s future domestic subsidiaries (the “Guarantors”). The Original Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated as of November 2, 2010 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust Company, as Trustee (the “Trustee”).

In connection with our opinion, we have examined:  (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Company’s Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date; (c) each Guarantor’s Certificate or Articles of Incorporation, Organization or Formation, each as amended to date; (d) each Guarantor’s Bylaws or other governing document, each as amended to date; (e) the Indenture; (f) the forms of the New Notes and New Note Guarantees; and (g) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.             The New Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.

2.             The New Note Guarantees, when the New Notes are duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the current existing Guarantors enforceable in accordance with their terms.

The foregoing opinions are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (b) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we express no opinion as to any provision of any instrument, agreement or other document (X) regarding the severability of the provisions thereof; (Y) providing that all remedies are cumulative or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; or (Z) consents to, or restrictions upon, governing law, jurisdiction or venue.

We are qualified to practice law in the States of California, Florida, Maryland and New York and we do not purport to be experts on the law other than that of the States of California, Florida, Maryland and New York, the Delaware General Corporation Law, and the federal laws of the United States of America.  We express no opinion with respect to the laws of any jurisdiction other than the States of California, Florida, Maryland and New York, the provisions of the Delaware General Corporation Law, and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP